Exhibit 99.1

Company Contact:

Donald H. Walker

Vice President-Finance and CFO

Frisch’s Restaurants, Inc.

(513) 559-5202

Frisch’s Reports Record Sales in First Quarter

FOR IMMEDIATE RELEASE

Cincinnati, OH—October 25, 2007, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales for its 16-week fiscal first quarter ended September 18, 2007. Revenues rose 1.4% to $89,526,444 from $88,248,425 for last year’s first quarter. Net earnings for the quarter increased 7.8% to $2,450,485 compared to $2,272,200 last year. Diluted earnings per share increased to $.47 per share, from $.44 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “Same store sales at our Big Boy Restaurants increased 1.2% in our fiscal first quarter. We believe a direct correlation continues to exist between the steep cost of gasoline and the softness in our same store sales at Big Boy.”

Maier added, “Our Golden Corral restaurants posted a same store sales decline of 2.8% during our fiscal first quarter. We have experienced same store sales declines for our Golden Corral restaurants in fifteen of the last sixteen quarters. The declines have been less severe in recent quarters, but we have not yet found the key to reversing this trend.”

During the quarter, the company opened two new Big Boy restaurants and reopened another in a brand new facility. One Golden Corral restaurant was opened during the quarter. Frisch’s operates 35 Golden Corral restaurants and 89 company-owned Big Boy restaurants, and there are an additional 28 franchised Big Boy restaurants operated by licensees.

Improved earnings for the quarter can be partly attributed to gains on the sales of closed restaurant properties. The gains helped to offset the rise in food cost that has been driven by higher commodity prices. Also, increases in the minimum wage have adversely impacted both Big Boy and Golden Corral operations and have caused the Company to cut back on labor hours worked.

Frisch’s Restaurants, Inc. is a regional company that operates full service family-style restaurants under the name “Frisch’s Big Boy.” The Company also operates grill buffet style restaurants under the name “Golden Corral” pursuant to certain licensing agreements. All Big Boy restaurants are currently located in various regions of Ohio, Kentucky and Indiana. Golden Corral restaurants currently operate primarily in the greater metropolitan areas of Cincinnati, Cleveland, Columbus, Dayton and Toledo, Ohio, Louisville, Kentucky and Pittsburgh, Pennsylvania. The Company has development rights to expand the Golden Corral operation into markets in northern Indiana and southern Michigan.

The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. All of the Frisch’s Big Boy restaurants also offer “drive-thru” service. The Company also licenses Big Boy restaurants to other operators, currently in certain parts of Ohio, Kentucky and Indiana.

The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Sixteen Weeks ended
	Sept. 18, 2007	Sept. 19, 2006
Sales	$89,526	$88,248

Cost of sales
Food and paper	31,598	31,005
Payroll and related	29,779	29,081
Other operating costs	20,360	20,032

	81,737	80,118

Gross profit	7,789	8,130

Administrative and advertising	4,346	4,263
Franchise fees and other revenue	(378)	(394)
(Gains) losses on sale of assets	(524)	—

Operating profit	4,345	4,261
Interest expense	742	818

Earnings before income tax	3,603	3,443
Income taxes	1,153	1,171

NET EARNINGS	$2,450	$2,272

Earnings per share (EPS) of common stock:
Basic net earnings per share	$.48	$.45

Diluted net earnings per share	$.47	$.44

Diluted average shares outstanding	5,253	5,167

Depreciation included above	$4,228	$4,077

Opening expense included above	$585	$130

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	Sept. 18, 2007	May 29, 2007
	(unaudited)
Assets
Current assets
Cash and equivalents	$898	$321
Receivables	1,519	1,406
Inventories	5,897	6,376
Other current assets	3,409	2,915

	11,723	11,018

Property and equipment	160,182	159,287

Other assets
Goodwill & other intangible assets	1,941	1,957
Property held for sale and land investments	2,942	3,721
Other	3,046	3,276

	7,929	8,954

	$179,834	$179,259

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$10,862	$12,354
Accrued expenses	8,388	9,235
Other	15,069	15,262

	34,319	36,851

Long-term obligations
Long-term debt	26,493	25,009
Other long-term obligations	9,424	9,529

	35,917	34,538

Shareholders’ equity	109,598	107,870

	$179,834	$179,259